EXHIBIT 23.7

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name (including under the heading “Experts”) and the disclosure of our role in the property level and aggregation valuation analyses of CNL Healthcare Properties, Inc. (the “Company”) and a range for the net asset value per share of the Company’s common stock in the Company’s Post-Effective Amendment No. 9 to the Registration Statement (Form S-11 No. 333-168129) and the prospectus included therein to be filed on the date hereof.

April 7, 2014	/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.